May 2025

Pricing Supplement No. 8,545

Registration Statement Nos. 333-275587; 333-275587-01

Dated May 30, 2025

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Trigger PLUS Based on the Value of the Solactive US AI Adopters Index PR due June 3, 2027

Fully and Unconditionally Guaranteed by Morgan Stanley

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Trigger PLUS are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Trigger PLUS will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for PLUS and prospectus, as supplemented or modified by this document. At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, subject to the maximum payment at maturity. If the underlying index depreciates in value but the final index value is greater than or equal to the trigger level, investors will receive the stated principal amount of their investment. However, if the underlying index has depreciated in value so that the final index value is less than the trigger level, investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% decline in the index value over the term of the Trigger PLUS. Under these circumstances, the payment at maturity will be less than 80% of the stated principal amount and could be zero. Accordingly, you may lose your entire investment. The Trigger PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the upside leverage feature and the limited protection against loss but only if the final index value is greater than or equal to the trigger level. Investors may lose their entire initial investment in the Trigger PLUS. The Trigger PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Trigger PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:		Morgan Stanley Finance LLC
Guarantor:		Morgan Stanley
Maturity date:		June 3, 2027
Underlying index:		Solactive US AI Adopters Index PR (the “Index”)
Aggregate principal amount:		$100,000
Payment at maturity:

●If the final index value is greater than the initial index value: $1,000 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

●If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level: $1,000

●If the final index value is less than the trigger level: $1,000 × index performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will represent a loss of more than 20%, and possibly all, of your investment.

Leveraged upside payment:		$1,000 × leverage factor × index percent increase
Leverage factor:		150%
Maximum payment at maturity:		$1,188 per Trigger PLUS (118.80% of the stated principal amount)
Index percent increase:		(final index value – initial index value) / initial index value
Index performance factor:		final index value / initial index value
Initial index value:		3,206.09, which is the index closing value on the pricing date
Final index value:		The index closing value on the valuation date
Trigger level:		2,564.872, which is 80% of the initial index value
Valuation date:		May 28, 2027, subject to adjustment for non-index business days and certain market disruption events
Stated principal amount:		$1,000 per Trigger PLUS
Issue price:		$1,000 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:		May 30, 2025
Original issue date:		June 4, 2025 (3 business days after the pricing date)
CUSIP / ISIN:		61778KUK1 / US61778KUK14
Listing:		The Trigger PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:		$955.10 per Trigger PLUS. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per Trigger PLUS	$1,000	$20(1)	$975
$5(2)
Total	$100,000	$2,500	$97,500

(1)Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $20 for each Trigger PLUS they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5 for each Trigger PLUS.

(3)See “Use of proceeds and hedging” on page 13.

The Trigger PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Trigger PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Trigger PLUS” and “Additional Information About the Trigger PLUS” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for PLUS dated November 16, 2023 Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of the Solactive US AI Adopters Index PR due June 3, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Trigger PLUS Based on the Value of the Solactive US AI Adopters Index PR due June 3, 2027 (the “Trigger PLUS”) can be used:

￭As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index, subject to the maximum payment at maturity

￭To enhance returns and potentially outperform the underlying index in a moderately bullish scenario

￭To provide limited protection against a loss of principal in the event of a decline of the underlying index as of the valuation date but only if the final index value is greater than or equal to the trigger level

Maturity:	Approximately 2 years
Leverage factor:	150%
Maximum payment at maturity:	$1,188 per Trigger PLUS (118.80% of the stated principal amount)
Trigger level:	80% of the initial index value
Minimum payment at maturity:	None. You could lose your entire initial investment in the Trigger PLUS.
Interest:	None

The original issue price of each Trigger PLUS is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Trigger PLUS, which are borne by you, and, consequently, the estimated value of the Trigger PLUS on the pricing date is less than $1,000. We estimate that the value of each Trigger PLUS on the pricing date is $955.10.

What goes into the estimated value on the pricing date?

In valuing the Trigger PLUS on the pricing date, we take into account that the Trigger PLUS comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the Trigger PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Trigger PLUS?

In determining the economic terms of the Trigger PLUS, including the leverage factor, the maximum payment at maturity and the trigger level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Trigger PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Trigger PLUS?

The price at which MS & Co. purchases the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Trigger PLUS, and, if it once chooses to make a market, may cease doing so at any time.

May 2025 Page 2

Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of the Solactive US AI Adopters Index PR due June 3, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

Trigger PLUS offer leveraged exposure to positive performance of the underlying index, subject to the maximum payment at maturity. In exchange for the leverage feature, investors are exposed to the risk of loss of a significant portion or all of their investment due to the trigger feature. At maturity, an investor will receive an amount in cash based upon the closing value of the underlying index on the valuation date, subject to the maximum payment at maturity. The Trigger PLUS are unsecured obligations of ours, and all payments on the Trigger PLUS are subject to our credit risk. Investors may lose their entire initial investment in the Trigger PLUS.

Leveraged Performance Up To a Cap	The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index, subject to the maximum payment at maturity.
Trigger Feature

At maturity, even if the underlying index has declined over the term of the Trigger PLUS, you will receive your stated principal amount but only if the final index value is greater than or equal to the trigger level.

Upside Scenario

The final index value is greater than the initial index value, and, at maturity, the Trigger PLUS redeem for the stated principal amount of $1,000 plus 150% of the increase in the value of the underlying index, subject to the maximum payment at maturity of $1,188 per Trigger PLUS (118.80% of the stated principal amount).

Par Scenario

The final index value is less than or equal to the initial index value but is greater than or equal to the trigger level. In this case, you receive the stated principal amount of $1,000 at maturity even though the underlying index has depreciated.

Downside Scenario

The final index value is less than the trigger level. In this case, the Trigger PLUS redeem for at least 20% less than the stated principal amount, and this decrease will be by an amount proportionate to the full decline in the value of the underlying index over the term of the Trigger PLUS.

May 2025 Page 3

Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of the Solactive US AI Adopters Index PR due June 3, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$1,000 per Trigger PLUS
Leverage factor:	150%
Trigger level:	80% of the initial index value
Maximum payment at maturity:	$1,188 per Trigger PLUS (118.80% of the stated principal amount)

Trigger PLUS Payoff Diagram

How it works

￭Upside Scenario: If the final index value is greater than the initial index value, investors will receive the $1,000 stated principal amount plus 150% of the appreciation of the underlying index over the term of the Trigger PLUS, subject to the maximum payment at maturity. Under the terms of the Trigger PLUS, an investor will realize the maximum payment at maturity of $1,188 per Trigger PLUS (118.80% of the stated principal amount) at a final index value of approximately 112.533% of the initial index value.

￭If the underlying index appreciates 10%, investors will receive a 15% return, or $1,150 per Trigger PLUS.

￭If the underlying index appreciates 100%, the investor would receive only the maximum payment at maturity of $1,188 per Trigger PLUS, or 118.80% of the stated principal amount.

￭Par Scenario: If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level, investors will receive the $1,000 stated principal amount.

￭If the underlying index depreciates 10%, investors will receive the $1,000 stated principal amount.

￭Downside Scenario: If the final index value is less than the trigger level, investors will receive an amount significantly less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index.

￭If the underlying index depreciates 80%, investors will lose 80% of their principal and receive only $200 per Trigger PLUS at maturity, or 20% of the stated principal amount.

May 2025 Page 4

Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of the Solactive US AI Adopters Index PR due June 3, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

Risks Relating to an Investment in the Trigger PLUS

￭The Trigger PLUS do not pay interest or guarantee return of any principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee payment of any principal at maturity. If the final index value is less than the trigger level (which is 80% of the initial index value), the payout at maturity will be an amount in cash that is at least 20% less than the $1,000 stated principal amount of each Trigger PLUS, and this decrease will be by an amount proportionate to the full decrease in the value of the underlying index. There is no minimum payment at maturity on the Trigger PLUS, and you could lose your entire investment.

￭The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity. The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of $1,188 per Trigger PLUS, or 118.80% of the stated principal amount. Although the leverage factor provides 150% exposure to any increase in the final index value over the initial index value, because the payment at maturity will be limited to 118.80% of the stated principal amount for the Trigger PLUS, any increase in the final index value over the initial index value by more than approximately 12.533% of the initial index value will not further increase the return on the Trigger PLUS.

￭The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Trigger PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the value, volatility (frequency and magnitude of changes in value) and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index, and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the Trigger PLUS will be affected by the other factors described above. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Solactive US AI Adopters Index PR Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

￭The Trigger PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS. You are dependent on our ability to pay all amounts due on the Trigger PLUS at maturity and therefore you are subject to our credit risk. If we default on our obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Trigger PLUS.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the Trigger PLUS is not linked to the value of the underlying index at any time other than the valuation date. The final index value will be the index closing value on the valuation date, subject to adjustment for non-index business days and certain market disruption events. Even if the value of the underlying index appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such drop. Although the actual value of the underlying index on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than the final index value, the payment at maturity will be based solely on the index closing value on the valuation date.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs

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Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of the Solactive US AI Adopters Index PR due June 3, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Trigger PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Trigger PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Trigger PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the Trigger PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Trigger PLUS than those generated by others, including other dealers in the market, if they attempted to value the Trigger PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Trigger PLUS in the secondary market (if any exists) at any time. The value of your Trigger PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. MS & Co. may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Trigger PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Trigger PLUS. As calculation agent, MS & Co. will determine the initial index value, the trigger level and the final index value, including whether the underlying index has decreased to below the trigger level, and will calculate the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” and related definitions in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Trigger PLUS on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Trigger PLUS (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. MS & Co. and some of our other affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could

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Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of the Solactive US AI Adopters Index PR due June 3, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

potentially increase the initial index value, and, therefore, could increase the trigger level, which is the level at or above which the underlying index must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could potentially affect whether the value of the underlying index on the valuation date is at or below the trigger level, and, therefore, whether an investor would receive significantly less than the stated principal amount of the Trigger PLUS at maturity.

￭The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS. There is no direct legal authority regarding the proper U.S. federal tax treatment of the Trigger PLUS, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Trigger PLUS are uncertain, and the IRS or a court might not agree with the tax treatment of a Trigger PLUS as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the Trigger PLUS, the tax consequences of the ownership and disposition of the Trigger PLUS, including the timing and character of income recognized by U.S. Holders and the withholding tax consequences to Non-U.S. Holders, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the Trigger PLUS, possibly retroactively.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Index

￭The level of the underlying index can go down as well as up. There can be no assurance that the underlying index will achieve positive returns. The underlying index tracks the performance of a rules-based investment methodology that selects a hypothetical portfolio of underlying stocks to track from among a universe of stocks that meet certain criteria to offer exposure to stocks that are actively engaged in AI Adopters in developed markets. The performance of the underlying index will depend on the performance of that hypothetical portfolio. If the hypothetical portfolio declines in value, the index value will also decline. Accordingly, no assurance can be given that the underlying index will be successful or outperform any alternative strategy that might be employed in respect of the Index Components.

￭The value of the underlying index and any instrument linked to the underlying index may increase or decrease due to a number of factors, many of which are beyond our control. The nature and weighting of the Index Components can vary significantly, and no assurance can be given as to the allocation of any Index Component at any time.

￭No assurance can be given that the investment strategy used to construct the underlying index will achieve its intended results or that the underlying index will be successful or will outperform any alternative index or strategy that might reference the Index Components. No assurance can be given that the investment strategy on which the underlying index is based will be successful or that the underlying index will outperform any alternative strategy that might be employed with respect to the Index Components. The underlying index has been developed based on predetermined rules that may not prove to be advantageous or successful, and that will not be adjusted for changing market conditions.

￭Investing in the Trigger PLUS exposes investors to risks associated with investments in the artificial intelligence industry. All or substantially all of the stocks that make up the underlying index use artificial intelligence. As a result, the stocks are subject to certain risks applicable to the artificial intelligence industry. The value of the stocks may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting the artificial intelligence industry than a different investment linked to stocks that are more broadly diversified. The stocks that make up the underlying index may have limited product lines, markets, financial resources or personnel, while engaging in significant amounts of spending on research and development. Companies that leverage artificial intelligence may face intense competition and potentially rapid product obsolescence. They also may be heavily dependent on intellectual property rights and may be adversely affected by loss or impairment of those rights. In addition, artificial intelligence technology could face increasing regulatory scrutiny in the future, which may limit the development of this technology and impede the growth of companies that develop and/or utilize this technology. Similarly, the collection of data from consumers and other sources could face increased scrutiny as regulators consider how the data is collected, stored, safeguarded and used. Companies that leverage artificial intelligence may face increased risk from trade agreements between countries that develop these technologies and countries in which customers of these technologies are based. Lack of resolution or potential imposition of trade tariffs may hinder the companies’ ability to successfully deploy their inventories. The customers and/or suppliers of these companies may be concentrated in a particular country, region or industry. Any adverse event affecting one of these countries, regions or industries could have a negative impact on these companies. These

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Morgan Stanley Finance LLC

Trigger PLUS Based on the Value of the Solactive US AI Adopters Index PR due June 3, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

factors could adversely affect the artificial intelligence industry and could affect the value of the stocks that make up the underlying index, which may adversely affect the value of the underlying index and of your Trigger PLUS.

￭The underlying index reflects the price return of the Index Components, not a total return. The return on the Trigger PLUS is based on the performance of the underlying index, which reflects the changes in the market prices of the Index Components. It is not, however, linked to a “total return” version of the underlying index, which, in addition to reflecting those price returns, would also reflect all dividends and other distributions paid on the Index Components. The return on the Trigger PLUS will not include such a total return feature.

￭Investing in the Trigger PLUS is not equivalent to investing in the underlying index. Investing in the Trigger PLUS is not equivalent to investing in the underlying index or its Index Components. See “How the Trigger PLUS Work” above.

￭The underlying index was established on March 14, 2025, and therefore has very limited actual operating history. The performances of the underlying index and some of the component data have been retrospectively simulated prior to March 14, 2025. As such, performance for periods prior to the establishment of the underlying index has been retrospectively simulated by Solactive AG (the “Index Administrator”) on a hypothetical basis. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlying index existed at any time during the period of the retrospective simulation. The methodology of the underlying index used for the calculation and retrospective simulation of the underlying index has been developed with the advantage of hindsight. In reality, it is not possible to invest with the advantage of hindsight, and therefore this historical performance is purely theoretical and may not be indicative of future performance.

￭As the underlying index is new and has very limited actual historical performance, any investment in the underlying index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record. All information regarding the performance of the underlying index prior to March 14, 2025 is hypothetical and back-tested, as the underlying index did not exist prior to that time. It is important to understand that hypothetical back-tested index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

oThe Index Administrator developed the rules of the underlying index with the benefit of hindsight – that is, with the benefit of being able to evaluate how the Index rules would have caused the underlying index to perform had it existed during the hypothetical back-tested period.

oThe hypothetical back-tested performance of the underlying index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested index performance information in this document are not necessarily representative of the market conditions that will exist in the future.

oIt is impossible to predict whether the underlying index will rise or fall. The actual future performance of the Index may bear little relation to the historical or hypothetical back-tested levels of the underlying index.

￭Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Trigger PLUS. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the Trigger PLUS or the component stocks of the underlying index, or engaging in transactions in them, and any such action could adversely affect the value of the underlying index or the Trigger PLUS. These regulatory actions could result in restrictions on the Trigger PLUS and could result in the loss of a significant portion or all of your initial investment in the Trigger PLUS, including if you are forced to divest the Trigger PLUS due to the government mandates, especially if such divestment must be made at a time when the value of the Trigger PLUS has declined.

￭Adjustments to the underlying index could adversely affect the value of the Trigger PLUS. The Index Administrator may add, delete or substitute the Index Components or make other methodological changes that could change the value of the underlying index. Any of these actions could adversely affect the value of the Trigger PLUS. The Index Administrator may also discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the Trigger PLUS insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.

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Principal at Risk Securities

Solactive US AI Adopters Index PR Overview

The Solactive US AI Adopters Index PR is a rules-based equity index that is administered and published by Solactive AG. The Index was developed to offer exposure to stocks of companies, in developed countries, classified in the AI Adopter index category based on their FactSet Revere Business Industry Classification System Subindustry Classification. The initial level of the Index on the Start Date of June 2, 2019, was set to 1,000, and the Live Date of the Index was March 14, 2025, with the Index level published under the ticker symbol “SOLUSADP.” The Index is a price return index, and accordingly reflects the changes in the market prices of the Index Components, but does not reinvest dividend payments on the Index Components in the Index. For additional information about the Solactive US AI Adopters Index PR, see the information set forth under “Annex A—Solactive US AI Adopters Index PR” below.

The inception date for the underlying index was March 14, 2025. The information regarding the underlying index prior to March 14, 2025 is a hypothetical retrospective simulation calculated by the underlying index publisher, using the same methodology as is currently employed for calculating the underlying index based on historical data. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlying index existed at any time during the period of the retrospective simulation. Investors should be aware that no actual investment which allowed a tracking of the performance of the underlying index was possible at any time prior to March 14, 2025. Such data must be considered illustrative only.

Information as of market close on May 30, 2025:

Bloomberg Ticker Symbol:	SOLUSADP
Current Index Value:	3,206.09
52 Weeks Ago:	2,426.46
52 Week High (on 2/18/2025):	3,292.94
52 Week Low (on 8/5/2024):	2,402.55

The following graph sets forth the hypothetical retrospective and historical daily index closing values of the underlying index for the period from January 1, 2020 through May 30, 2025. The related table sets forth the hypothetical retrospective and historical high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The index closing value of the underlying index on May 30, 2025 was 3,206.09. The underlying index was established on March 14, 2025. The information prior to March 14, 2025 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only. No assurance can be given as to the closing value of the underlying index at any time, including the valuation date.

Underlying Index Historical Performance – Daily Index Closing Values January 1, 2020* to May 30, 2025

*The underlying index was established on March 14, 2025. The information prior to March 14, 2025 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

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Solactive US AI Adopters Index PR	High	Low	Period End
2020
First Quarter	1,341.27	832.89	961.17
Second Quarter	1,261.41	905.45	1,214.45
Third Quarter	1,460.59	1,235.40	1,368.32
Fourth Quarter	1,632.84	1,364.89	1,632.84
2021
First Quarter	1,768.56	1,610.88	1,743.40
Second Quarter	1,964.04	1,768.60	1,954.44
Third Quarter	2,093.09	1,907.10	1,971.58
Fourth Quarter	2,206.25	1,963.70	2,144.51
2022
First Quarter	2,184.87	1,794.82	1,991.60
Second Quarter	2,030.29	1,502.54	1,547.05
Third Quarter	1,823.19	1,474.46	1,474.46
Fourth Quarter	1,646.64	1,434.26	1,518.52
2023
First Quarter	1,754.59	1,509.39	1,735.51
Second Quarter	1,930.62	1,692.89	1,928.99
Third Quarter	2,051.24	1,868.84	1,868.84
Fourth Quarter	2,111.87	1,773.34	2,102.09
2024
First Quarter	2,333.29	2,061.36	2,332.26
Second Quarter	2,509.32	2,215.45	2,500.45
Third Quarter	2,753.16	2,402.55	2,753.16
Fourth Quarter	3,137.95	2,732.24	3,016.09
2025
First Quarter	3,292.94	2,760.90	2,814.04
Second Quarter (through May 30, 2025)	3,228.72	2,480.04	3,206.09

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Principal at Risk Securities

Additional Terms of the Trigger PLUS

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	Solactive AG or any successor thereof
Denominations:	$1,000 per Trigger PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Postponement of maturity date:

If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the Trigger PLUS will be postponed to the second business day following that valuation date as postponed.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the Trigger PLUS by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the Trigger PLUS in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash, if any, to be delivered with respect to the Trigger PLUS, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the Trigger PLUS, if any, to the trustee for delivery to the depositary, as holder of the Trigger PLUS, on the maturity date.

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Additional Information About the Trigger PLUS

Additional Information:
Minimum ticketing size:	$1,000 / 1 Trigger PLUS
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a Trigger PLUS as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the Trigger PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS. Such gain or loss should be long-term capital gain or loss if the investor has held the Trigger PLUS for more than one year, and short-term capital gain or loss otherwise.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the Trigger PLUS. An alternative characterization of the Trigger PLUS could materially and adversely affect the tax consequences of ownership and disposition of the Trigger PLUS, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

As discussed in the accompanying product supplement for PLUS, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Trigger PLUS do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Trigger PLUS should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Trigger PLUS.

Both U.S. and non-U.S. investors considering an investment in the Trigger PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion

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contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Trigger PLUS.

Use of proceeds and hedging:

The proceeds from the sale of the Trigger PLUS will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Trigger PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Trigger PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the Trigger PLUS borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Trigger PLUS.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the Trigger PLUS by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in stocks of the underlying index, futures or options contracts on the underlying index or any other securities or instruments they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial index value, and, therefore, could increase the trigger level, which is the level at or above which the underlying index must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the Trigger PLUS. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Trigger PLUS, including on the valuation date, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the Trigger PLUS or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the Trigger PLUS through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $20 for each Trigger PLUS they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5 for each Trigger PLUS. The costs included in the original issue price of the Trigger PLUS will include a fee paid by MS & Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Trigger PLUS.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Validity of the Trigger PLUS:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Trigger PLUS offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Trigger PLUS will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion

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as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Trigger PLUS and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for PLUS and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley or MSFL will arrange to send you the product supplement for PLUS and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov.as follows:

Product Supplement for PLUS dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for PLUS or in the prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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Annex A— Solactive US AI Adopters Index PR

Overview

The Solactive US AI Adopters Index PR (the “Index”) is a rules-based equity index that is administered and published by Solactive AG (“Solactive”). The Index was developed to offer exposure to stocks of companies, in developed markets, that are AI Adopters. The initial level of the Index on the Start Date of June 2, 2019, was set to 1,000, and the Live Date of the Index was March 14, 2025, with the Index level published under the ticker symbol “SOLUSADP.” The Index is a price return index, and accordingly reflects the changes in the market prices of the Index Components, but does not reinvest dividend payments on the Index Components in the Index.

Index Calculation

The level of the Index is calculated on each weekday (each such day, a “Calculation Day”), from 1:00 a.m. to 10:50 p.m. CET, based on the most recently published prices of the stocks (the “Trading Prices”) reflected in the Index (the “Index Components”) on the relevant exchanges on which such Index Components are listed, weighted at their then-applicable weightings. The weight of each Index Component is determined based on its free float market capitalization, subject to a weight cap (see “Index Components” below).

In addition to this intraday calculation, a daily index closing level is also calculated based on the closing prices of the Index Components on their respective exchanges, following the same formula laid out above.

A new set of Index Components is selected semi-annually through a selection process (see “Index Components” below) on a predetermined day (the “Selection Day”), which is 20 business days before the first Wednesday in February, May, August and November. Following the selection process, on the first Wednesday of February, May, August and November, the index level is adjusted to reflect the new set of Index Components selected.

The Index may also be adjusted to account for certain corporate actions (see “Corporate Action Adjustments” below).

Index Components

The components of the Index are revised semi-annually and selected through a two-step process. First, a starting pool of potential Index Components is constructed from eligible stocks that meet the following requirements:

1.the stock is a component of the Solactive GBS Developed Markets All Cap USD Index PR (see “Solactive GBS Developed Markets All Cap USD Index PR” below) on the Selection Day;

2.the stock is listed on either the New York Stock Exchange (NYSE) or the Nasdaq; and

3.the stock has a minimum average daily traded volume of at least USD $5,000,000 over the 1-month and 6-month periods prior to and including the Selection Day.

Only one share class of each company is eligible for inclusion. If there are multiple share classes from the same company that fulfill the preceding three requirements, the Index Administrator will apply the following buffer rules when determining which eligible share class to include in the starting pool of potential Index Components:

a)If the company is currently included in the Index: the share class currently included in the Index will be eligible if its minimum average daily volume over the 1-month and 6-month periods prior to and including the Selection Day is at least 60% of the minimum average daily volume over the 1-month and 6-month periods prior to and including the Selection Day of any other share class of the company.

b)If the company is not currently included in the Index: the share class with the highest minimum average daily volume traded over the 1-month and 6-month periods prior to and including the Selection Day.

Next, all stocks in the starting pool must be classified as AI Adopters, based on their FactSet Revere Business Industry Classification System (“RBICS”) Subindustry Classification (“RBICS Subindustry”). RBICS is a structured taxonomy designed to classify global companies and their individual business units. RBICS classifies companies based on their anchor industry, as well as multiple sub-classifications, including their Economy and Subindustry. Each RBICS Subindustry identified as consisting of companies that are deemed to play a fundamental role in integrating AI into their operations or that stand to benefit significantly from AI-driven efficiencies (an “RBICS AI Adopter Subindustry”) falls within a broader, related RBICS Economy (an “RBICS AI Adopter Economy”). Then, after eligible AI Adopters stocks are identified, all eligible stocks are ranked based on their free float market capitalization in descending order. The top 3 ranked stocks within each RBICS AI Adopter Subindustry are eligible for index inclusion. Additionally, the top 5 ranked stocks within each RBICS AI Adopter Economy are eligible for index inclusion. The top 30 stocks are selected to be included in the Index, and each becomes an Index Component. If there are less than 30 stocks in the starting pool, all of them are selected, and the Index will be made up of less than 30 stocks. Each Index Component is weighed by its free float market capitalization, which is each Index Component’s number of shares outstanding that are available for trading multiplied by its closing price. If an Index Component has a weight larger than 5.00%, a weight cap is applied, and any weight over 5.00% is re-distributed to the other Index Components proportionally in an iterative manner.

Solactive GBS Developed Markets All Cap USD Index PR

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The Solactive GBS Developed Markets All Cap USD Index PR (the “GBS index”) is a rules-based, quantitative and investable index developed by Solactive. The GBS index is a price return index published in USD, which reflects the market price movements of its Index Components but disregards any payments, such as dividends or coupon payments, made in respect of the Index Components.

The GBS index aims to reflect the price performance of the stock markets in a specific group of developed countries: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, Netherlands, New Zealand, Norway, Poland, Portugal, Singapore, Spain, Sweden, Switzerland, United Kingdom and the United States.

Corporate Action Adjustments

If a corporate action leading to an index adjustment occurs, the adjustment to the Index will generally be implemented such that it coincides with the occurrence of the price effect of the respective corporate action. The table below summarizes different types of corporate actions and indicates the resulting adjustment.

Type of Corporate Action	Comment	Resulting adjustment
Cash Distribution	Payment of a dividend

The number of shares of the affected Index Component will be adjusted by multiplying with a price adjustment factor (“PAF”). The PAF is the relation between the closing price of the share one day prior to the corporate action and the theoretical price after the corporate action.

Stock Distribution	Payment of a dividend in form of additional shares

The number of shares of the affected Index Component will be adjusted by multiplying with a PAF. The PAF is the sum of the original share held and any additional shares received for each original share held.

Stock splits	Company’s present shares are divided and therefore multiplied by a given factor

The number of shares of the affected Index Component will be adjusted by multiplying with a PAF. The PAF is the relation between the number of shares before the split and the number of shares received for each share held after the split.

Reverse splits	Company’s present shares are effectively merged	Same as Stock splits.
Capital increases	E.g. issuing additional shares

The number of shares of the affected Index Component will be adjusted by multiplying with a PAF. The PAF is determined by reference to the pre-defined price for which newly issued shares can be purchased on a pro rata basis.

Share repurchases	A company offer its shareholders the option to sell their shares to a fixed price

The number of shares of the affected Index Component will be adjusted by multiplying with a PAF. The PAF is determined by reference to the fixed price for which shares are offered to be bought back. A share repurchase is only recognized if the buy-back price is higher than the share’s closing price before the date of the corporate action.

Spin-offs	The company splits its business activities into two or more entities and distributes new equity shares in the created entities to the shareholders of the former entity

The spin-off company will be added to the Index on the effective date and remain in the Index until further notice or the next semi-annual adjustment date for Index Components. The number of shares for the spin-off company is calculated by multiplying (i) the shares of the parent company with (ii) the spin-off terms. The parent company will remain in the Index with unchanged calculation perimeters.

The spin-off company will be added to the Index with a price of zero and will switch to official prices once it begins to trade. If trading does not begin, a theoretical price will be calculated until the spin-off company commences trading. If a theoretical price cannot be calculated, the spin-off company remains in the Index at a price of zero.

Mergers & Acquisitions	Transaction in which the ownership of a company (or other business organizations) is transferred or consolidated with other entities, e.g. fusion of two or more separate

The Index Component will be removed from the Index on an announced date. The Index is subject to further adjustments in accordance with the following.

If an Index Component is merged or acquired by another Index Component:

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Type of Corporate Action	Comment	Resulting adjustment
companies into one entity

i. Cash Terms: the weight of the target company based on its last close price will be distributed pro rata across the remaining Index Components.

ii. Stock Terms: the shares of the acquiring / surviving company will be increased according to the stock terms.

iii. Cash and Stock Terms: the cash portion will be reinvested pro rata across the remaining Index Components. The shares of the acquiring / surviving company will be increased according to the stock terms.

If an Index Component is merged or acquired by a non-Index Component:

i. Cash Terms: the weight of the target company based on its last close price will be distributed pro rata across the remaining Index Components.

ii. Stock Terms: the weight of the target company based on its last close price will be distributed pro rata across the remaining Index Components.

iii. Cash and Stock Terms: the weight of the target company based on its last close price will be distributed pro rata across the remaining Index Components.

Delistings	Company’s shares are no longer publicly traded at a stock exchange

The Index Component will be removed from the Index on an announced date. The weight will be distributed pro rata across the remaining Index Components. The Index Component is deleted on the basis of its last available share price. If the share price is unavailable, prices from alternative markets may be used. In case the shareholders are entitled to a distribution and the delisting has already occurred, the closing calculation will reflect the value of the distribution terms. In all other cases, if no robust prices are available, the Index Component is removed from the Index with a stock price of 0.00000001 expressed in the trading currency of the relevant stock.

A change of listing venue will trigger a delisting event, except if the Index Component changes its primary listing to an eligible stock exchange, and the trading currency and country of incorporation are unchanged.

Nationalization of a company	Effective control of a legal entity is taken over by a state

The Index Component will be removed from the Index with a notice period of two Business Days with the last available share price. The weight will be distributed pro rata across the remaining Index Components.

If the Index Component has already been delisted from the corresponding stock exchange or no valid price for the Index Component is available, a price from alternative liquid markets will be used for calculation until the Index Component is removed from the Index.

If no appropriate price for the Index Component is available, the Index Component will be removed from the Index with a price of 0.00000001 expressed in the relevant trading currency.

Insolvency		Same as Nationalization of a company.

May 2025 Page 17